Exhibit 99.1

AMENDMENT TO BYLAWS

OF

HAMPTON ROADS BANKSHARES, INC.

The Bylaws of Hampton Roads Bankshares, Inc. are hereby amended as follows:

1.	The following sentence shall be added to the end of Section 2.1:

“A majority of the Directors of the Corporation shall be “independent” in accordance with applicable listing standards.”

2.	The first sentence of Section 2.8 (a) shall be amended and restated to read as follows:

“Only persons who are first recommended by the Nominating Committee and then selected by the Board of Directors or who are nominated by shareholders in accordance with the procedures set forth in this Section 2.8, shall be eligible for election, or qualified to serve, as directors.”

3.	Section 3.2 shall be amended and restated to read as follows:

“3.2 Other Committees. The Board of Directors, by resolution duly adopted, shall establish a Nominating Committee, Compensation Committee, and Audit Committee, and may establish such other standing or special committees of the Board, as it may deem advisable; and the members, terms and authority of such committees shall be as set forth in the resolutions establishing the same. The Nominating, Compensation and Audit Committees shall each be composed solely of independent directors and directors who satisfy other applicable listing standards.”

4.	The third sentence of Section 4.4 shall be amended and restated to read as follows:

“Except as otherwise provided in these Bylaws, the President shall be an ex officio member of all committees of the Board other than the Nominating, Compensation and Audit Committees.”

5.	In all other respects, the Bylaws shall remain unchanged.

Effective Date: July 25, 2006